Exhibit 4.1

THE COLONIAL BANCGROUP, INC.

STOCK INCENTIVE PLAN

Amended and Restated January 21, 2009

WHEREAS, The Colonial BancGroup, Inc. (the “Company”) established The Colonial BancGroup, Inc. 2001 Long-Term Incentive Plan (the “Plan”), effective July 1, 2001, and amended the Plan on April 19, 2006 and January 15, 2008;

WHEREAS, the Company desires to amend and restate the Plan to: (i) increase the number of shares available for awards under the Plan, (ii) modify the share sub-limits that apply to certain types of awards authorized under the Plan, (iii) change the name of the Plan to The Colonial BancGroup, Inc. Stock Incentive Plan, (iv) eliminate the automatic termination date so that the Plan will continue until terminated by the Company’s board of directors, and (v) modify certain administrative procedures;

WHEREAS, the Company intends that the Plan be continued through this restatement, that outstanding awards will continue to be subject to the terms of this Plan and that common stock that is available for awards under the Plan continue to be available for future awards; and

WHEREAS, the Company intends to participate in the Capital Purchase Program that is authorized under the Emergency Economic Stabilization Act of 2008 and will enter into compensation limitation agreements with its senior officers that may supersede the terms of certain awards that are granted under this Plan;

NOW, THEREFORE, this amendment and restatement of the Plan is adopted by Company on this 21st day of January, 2009:

ARTICLE 1

PURPOSE

1.1. General. The purpose of the Plan is to: (i) attract and retain persons eligible to participate in the Plan; (ii) motivate Participants by means of appropriate equity-based incentives to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of similar companies; and (iv) align Participants’ interests with those of the Company’s shareholders; and thereby promote the long-term financial interest of the Company and its Subsidiaries, including the growth in value of the Company’s common stock and enhancement of long-term shareholder return.

ARTICLE 2

EFFECTIVE DATE

2.1. Effective Date. The Plan was originally effective on July 1, 2001. This amendment and restatement of the Plan is effective on January 21, 2009, provided that Awards based on shares of Stock that are added to the Plan as described Article V shall not be effective until this amendment and restatement has been approved by the shareholders of the Company.

ARTICLE 3

DEFINITIONS

3.1. Definitions. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a) “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Performance Unit Award, or Other Stock-Based Award, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(b) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” means (i) the occurrence of a transaction with respect to which either a notice or application must be filed with the Federal Reserve Board under the provisions of 12 C.F.R. § 225.41, Code of Federal Regulations, or any successor thereto (concerning the acquisition of control of a bank or bank holding company), or approval must be obtained under 12 C.F.R. § 225.11, Code of Federal Regulations, or any successor thereto (concerning acquisition by a bank holding company of a bank or bank holding company), and as a result of which more than 50% of the outstanding shares of the Company, or any successor thereof, are owned or controlled by any person or entity, or group acting in concert, which, prior to such transaction, owned or controlled less than 50% of the shares of the Company, (ii) individuals who were directors of the Company immediately prior to a Control Transaction (as defined below) shall cease within one year of such Control Transaction, to constitute a majority of the Board of Directors of the Company, or (iii) the Company is merged or consolidated with another corporation and the Company is not the surviving corporation or survives as a subsidiary of another corporation, or the Company sells or otherwise disposes of substantially all its assets. “Control Transaction” shall be (i) any tender offer for or acquisition of shares of the Company, (ii) any merger, consolidation, or sale of substantially all the assets of the Company, (iii) any contested election of directors of the Company, or (iv) any combination of the foregoing which results in a change in voting power sufficient to elect a majority of the Board of Directors of the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f) “Committee” means the committee of the Board described in Article 4.

(g) “Company” means The Colonial BancGroup, Inc., a Delaware corporation.

(h) “Covered Employee” means a covered employee as defined in Code Section 162(m)(3) or the regulations thereunder.

(i) “Date of Grant” means the date the Committee takes action that is sufficient to grant an Award or, if later, the grant date that is specified in the Award.

(j) “Disability” shall mean any illness or other physical or mental condition of a Participant that renders the Participant incapable of performing his customary and usual duties for the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which, in the judgment of the Committee, is permanent and continuous in nature. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant’s condition. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code.

(k) “Fair Market Value” means, on any given date, the applicable description below (unless the Committee determines in good faith the fair market value of the Stock to be otherwise):

(1) If the Stock is traded on a trading exchange (e.g., the New York Stock Exchange) or is reported on the Nasdaq National Market System, another Nasdaq automated quotation system or the OTC Bulletin Board System, Fair Market Value shall be determined by reference to the price of the Stock on such exchange or system with respect to the date for which Fair Market Value is being determined and, to the extent applicable, in a manner consistent with Code Sections 409A and 422.

(2) If the Stock is not traded on a recognized exchange or automated trading system, Fair Market Value shall be the value determined in good faith by the Committee or the Board and, to the extent applicable, in a manner consistent with Code Sections 409A and 422.

(l) “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(m) “Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option.

(n) “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

(o) “Other Stock-Based Award” means a right, granted to a Participant under Article 11, that relates to or is valued by reference to Stock or other Awards relating to Stock.

(p) “Participant” means a person described in Article VI who has been granted an Award under the Plan.

(q) “Performance Unit” means a right granted to a Participant under Article 9, to receive cash, Stock, or other Awards, the payment of which is contingent upon achieving certain performance goals established by the Committee.

(r) “Plan” means The Colonial BancGroup, Inc. Stock Incentive Plan, as embodied herein and as amended from time to time.

(s) “Restricted Stock” means Stock that the Committee is authorized to grant under Article 10 that is subject to certain restrictions and to risk of forfeiture.

(t) “Restricted Stock Award” means an Award of Restricted Stock.

(u) “Stock” means the $2.50 par value Common Stock of the Company, and such other securities of the Company as may be substituted for Stock pursuant to Article 13.

(v) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a share of Stock as of the date of exercise of the SAR over the grant price of the SAR, all as determined pursuant to Article 8.

(w) “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. For Incentive Stock Options, the term shall have the meaning set forth in Code Section 424(f).

(x) “1933 Act” means the Securities Act of 1933, as amended from time to time.

(y) “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 4

ADMINISTRATION

4.1. Committee. The Plan shall be administered and interpreted by the Compensation Committee of the Board (the “Committee”), such other committee as the Board may designate, or, at the discretion of the Board from time to time, by the Board. The Committee shall consist of two or more members of the Board. The Committee shall be composed of at least two individuals or such number that satisfies the minimum requirements of section 162(m)(4)(C) of the Code, Rule 16b-3 of the 1934 Act, and the member rules of any trading exchange ( e.g. , the New York Stock Exchange) or reporting system ( e.g. , the Nasdaq National Market System, the OTC Bulletin Board System) upon which Stock is traded, whose members are not employees of the Company or an Affiliate. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. During any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board.

4.2. Action by the Committee. For purposes of administering the Plan, the following rules of procedure shall govern the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and acts approved unanimously in writing by the members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

4.3. Authority of Committee. The Committee has the power, authority and discretion to:

(a) Designate Participants;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d) Determine the terms and conditions of any Award granted under the Plan, including but not limited to, the Date of Grant, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

(e) Accelerate the vesting or lapse of restrictions of any outstanding Award, based in each case on such considerations as the Committee in its sole discretion determines;

(f) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(g) Prescribe the form of each Award Agreement, which need not be identical for each Participant; and

(h) Decide all other matters that must be determined in connection with an Award.

(i) Amend the Plan, pursuant to Article XIV.

4.4. Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Agreement, and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1. Number of Shares. Subject to adjustment as provided in Section 13.1, the aggregate number of shares of Stock reserved and available for Awards or which may be used to provide a basis of measurement for or to determine the value of an Award (such as with a Stock Appreciation Right or Performance Unit Award) shall be twenty five million (25,000,000) shares.

5.2. Lapsed Awards. To the extent that an Award is canceled, terminates, expires or lapses for any reason, including Awards granted prior to this amendment and restatement of the Plan, any shares of Stock subject to the Award will again be available for the grant of an Award under the Plan and shares subject to SARs or other Awards settled in cash will be available for the grant of an Award under the Plan.

5.3. Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4. Limitation on Awards. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 13.1), the maximum number of shares of Stock with respect to one or more Stock-based Awards that may be granted during any one calendar year under the Plan to any one Covered Employee shall be 500,000. The maximum value of any cash-based Performance Unit or other cash-based Award (less any consideration paid by the Participant for such Award) during any one calendar year under the Plan shall be $4,000,000.

ARTICLE 6

ELIGIBILITY

6.1. General. Awards may be granted to individuals who employees, officers, directors, consultants or advisors of the Company, including any regional or advisory directors, of the Company or a Subsidiary.

ARTICLE 7

STOCK OPTIONS

7.1. General. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a) Exercise Price. The exercise price per share of Stock under an Option shall be determined by the Committee but shall not be less than the Stock’s Fair Market Value as of the Date of Grant.

(b) Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided, however, that in no event may any Incentive Stock Option be exercisable for more than ten years from the Date of Grant. The Committee also shall determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised. The Committee may waive any exercise provisions at any time in whole or in part based upon factors as the Committee may determine in its sole discretion so that the Option becomes exercisable at an earlier date.

(c) Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, shares of Stock, or other property (including “cashless exercise” arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants; provided that if shares of Stock surrendered in payment of the exercise price were themselves acquired otherwise than on the open market, such shares shall have been held by the Participant for at least six months.

(d) Evidence of Grant. All Options shall be evidenced by a written Award Agreement between the Company and the Participant. The Award Agreement shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

7.2. Incentive Stock Options. The terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

(a) Exercise. In no event may any Incentive Stock Option be exercisable for more than ten years from the Date of Grant.

(b) Lapse of Option. An Incentive Stock Option shall lapse under the earliest of the following circumstances; provided, however, that the Committee may, prior to the lapse of the Incentive Stock Option under the circumstances described in paragraphs (2), (3) and (4) below, provide in writing that the Incentive Stock Option will extend until a later date, but if the Incentive Stock Option is exercised after the dates specified in paragraphs (2), (3) and (4) below, it will automatically become a Non-Qualified Stock Option:

(1) The Incentive Stock Option shall lapse ten years after it is granted, unless an earlier time is set in the Award Agreement.

(2) If the Participant terminates employment for any reason other than as provided in paragraph (3) or (4) below, the Incentive Stock Option shall lapse, unless it is previously exercised, three months after the Participant’s termination of employment; provided, however, that if the employment is terminated as a result of deliberate, willful, or gross misconduct as determined by the Board of Directors or the Committee, all rights under the Incentive Stock Option shall terminate and expire upon such termination.

(3) If the Participant terminates employment by reason of his Disability, the Incentive Stock Option shall lapse, unless it is previously exercised, one year after the Participant’s termination of employment.

(4) If the Participant dies while employed, or during the three-month period described in paragraph (2) or during the one-year period described in paragraph (3) and before the Incentive Stock Option otherwise lapses, the Incentive Stock Option shall lapse one year after the date of the appointment of a personal representative for such deceased Participant’s estate. Upon the Participant’s death, any exercisable Incentive Stock Options may be exercised by the Participant’s beneficiary, determined in accordance with Section 12.6.

Unless the exercisability of the Incentive Stock Option is accelerated as provided in Article 12, if a Participant exercises an Incentive Stock Option after termination of employment, the Incentive Stock Option may be exercised only with respect to the shares that were otherwise vested on the Participant’s termination of employment.

(c) Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the Date of Grant) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00; provided, however, that to the extent that an Option would exceed this limitation, it shall without further action be granted as a Non-Qualified Stock Option.

(d) Ten Percent Owners. No Incentive Stock Option shall be granted to any individual who, at the Date of Grant, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Subsidiary unless the exercise price per share of such Incentive Stock Option is at least 110% of the Fair Market Value per share of Stock at the Date of Grant and the Incentive Stock Option expires no later than five years after the Date of Grant.

(e) Expiration of Incentive Stock Options. No Award of an Incentive Stock Option may be made with respect to shares of Stock described in Section 5.1 more than ten years after the amendment authorizing such shares has been approved by the shareholders of the Company.

(f) Right To Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant or, in the case of the Participant’s Disability, by the Participant’s guardian or legal representative.

(g) Employees. The Committee may grant Incentive Stock Options only to individuals who are employees of the Company or a Subsidiary. The grant of an Incentive Stock Option to a person who is not such an employee shall be treated as a Non-Qualified Option.

ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1. Grant of SARs. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(a) Right to Payment. Upon the exercise of a Stock Appreciation Right, the Participant to whom it is granted has the right to receive the excess, if any, of:

(1) The Fair Market Value of one share of Stock on the date of exercise; over

(2) The grant price of the Stock Appreciation Right as determined by the Committee, which shall not be less than the Fair Market Value of one share of Stock on the Date of Grant.

(b) Other Terms. All awards of Stock Appreciation Rights shall be evidenced by an Award Agreement. The term, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any Stock Appreciation Right shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Agreement; provided, however, that in no event may any Stock Appreciation Right be exercisable for more than ten years from the Date of Grant.

ARTICLE 9

PERFORMANCE UNITS

9.1. Grant of Performance Units. The Committee is authorized to grant Performance Units to Participants on such terms and conditions as may be selected by the Committee. The Committee shall have the complete discretion to determine the number of Performance Units granted to each Participant. All Awards of Performance Units shall be evidenced by an Award Agreement.

9.2. Right To Payment. A grant of Performance Units gives the Participant rights, valued as determined by the Committee, and payable to, or exercisable by, the Participant to whom the Performance Units are granted, in whole or in part, as the Committee shall establish at grant. The Committee shall set performance goals that satisfy the requirements of § 162(m) of the Code and regulations issued thereunder and/or other terms or conditions to payment of the Performance Units in its discretion which, depending on the extent to which they are met, will determine the number and value of Performance Units that will become vested or paid to the Participant.

9.3. Other Terms. Performance Units may be payable in cash, Stock, or other property, and have such other terms and conditions as determined by the Committee and reflected in the Award Agreement.

ARTICLE 10

RESTRICTED STOCK AWARDS

10.1. Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. Unless otherwise provided by the Committee, all Awards of Restricted Stock shall vest at a rate of 20% per year commencing on the first anniversary of the Award. All Awards of Restricted Stock shall be evidenced by a Restricted Stock Award Agreement.

10.2. Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock. These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

10.3. Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company.

10.4. Certificates for Restricted Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

ARTICLE 11

OTHER STOCK-BASED AWARDS

11.1. Grant of Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Stock, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation shares of Stock awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Stock, and Awards valued by reference to book value of shares of Stock or the value of securities of or the performance of specified Subsidiaries. The Committee shall determine the terms and conditions of such Awards.

ARTICLE 12

PROVISIONS APPLICABLE TO AWARDS

12.1. Stand-Alone and Tandem Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with any other Award granted under the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

12.2. Exchange Provisions. The Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Stock, or another Award (subject to Section 13.1), based on the terms and conditions the Committee determines and communicates to the Participant at the time the offer is made, and after taking into account the tax, securities and accounting effects of such an exchange.

12.3. Term of Award. The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Incentive Stock Option, any Stock Appreciation Right granted in tandem with an Incentive Stock Option (or, if Section 7.2(d) applies, five years from the Date of Grant), any Non-Qualified Stock Option, or any Stock Appreciation Right exceed a period of ten years from the Date of Grant.

12.4. Form of Payment for Awards. Subject to the terms of the Plan and any applicable law or Award Agreement, payments or transfers to be made by the Company or a Subsidiary on the grant or exercise of an Award may be made in such form as the Committee determines at or after the time of grant, including without limitation, cash, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

12.5. Limitations on Transfer. No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution; provided, however, that for an Award that is not an Incentive Stock Option, the Committee may (but need not) permit transfers by the Participant if such transferability (i) does not result in accelerated taxation, (ii) does not disqualify an Incentive Stock Option Award under Code Section 422(b), and (iii) is permissible and appropriate under applicable state and federal securities laws and the terms of the form of the registration of the Plan under the 1933 Act (or terms of an applicable registration exemption).

12.6. Beneficiaries. A Participant may, in the manner determined by the Committee and consistent with Section 12.5, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

12.7. Stock Certificates. All Stock certificates delivered under the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock.

12.8. Rights Upon A Change in Control. A Participant’s rights after a Change in Control shall be determined by the terms of each respective Award Agreement. However, for Awards granted prior to this amendment and restatement of the Plan, a Participant’s rights after a Change in Control of the Company shall be determined by the terms of the Plan prior to this amendment and restatement (unless provided otherwise in an Award Agreement). To the extent that acceleration of rights upon a Change in Control would cause Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(c), the excess Options shall be deemed to be Non-Qualified Stock Options.

12.9. Acceleration of Rights. Except as to any Award granted subject to performance goals under Section 12.10, the Committee may in its sole discretion at any time determine that all or a portion of a Participant’s Awards shall become fully or partially exercisable, and/or that all or a part of the restrictions on all or a portion of the outstanding Awards shall lapse, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 12.9.

12.10. Performance Goals. The Committee may determine that any Award granted pursuant to this Plan to a Participant (including, but not limited to, Participants who are Covered Employees) shall be determined solely on the basis of (a) the achievement by the Company, Subsidiary, or business unit of the Company of a specified target return, or target growth in return on equity or assets, (b) the Company’s level of earnings per share, (c) the Company’s stock price, (d) the Company’s level of nonperforming assets, (e) the achievement by an individual, the Company, or a business unit of the Company or Subsidiary of a specified target, or target growth in, revenues, net income or earnings per share or decrease in expense, (f) the achievement of objectively determinable goals with respect to service or product delivery, service or product quality, customer satisfaction, meeting budgets and/or retention of employees or (g) any combination of the goals set forth in (a) through (f) above. If an Award is made on such basis, the Committee shall establish goals prior to the beginning of the period for which such performance goal relates (or such later date as may be permitted under Code Section 162(m) or the regulations thereunder) and the Committee may for any reason reduce (but not increase) any Award, notwithstanding the achievement of a specified goal. Any payment of an Award granted with performance goals shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied.

12.11. Termination of Employment. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A termination of employment shall not occur in a circumstance in which a Participant transfers from the Company to one of its Subsidiaries, transfers from a Subsidiary to the Company, or transfers from one Subsidiary to another Subsidiary.

ARTICLE 13

CHANGES IN CAPITAL STRUCTURE

13.1. General. In the event of a Stock dividend, Stock split, reverse Stock split, subdivision, consolidation or other similar events, the authorization limits under Article 5 shall be adjusted proportionately, and the shares of Stock and any exercise price then subject to each Award shall be adjusted proportionately. In the event the Stock shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation, whether through reorganization, recapitalization, reclassification, share exchange, stock split-up, combination of shares, merger or consolidation, the authorization limits under Article 5 shall be adjusted proportionately, and there shall be substituted for each such share of Stock then subject to each Award the number and class of shares into which each outstanding share of Stock shall be so exchanged and the purchase price for the shares then subject to each Award shall be adjusted proportionately. All adjustments required in this Article shall be made as determined by the Committee in its sole and absolute discretion.

ARTICLE 14

AMENDMENT, MODIFICATION AND TERMINATION

14.1. Amendment, Modification and Termination. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that the Board or Committee shall condition any amendment or modification on the approval of shareholders of the Company if such approval is necessary to comply with the requirements of Sections 422 or 162(m) of the Code, or other applicable law, or if such approval is deemed advisable with respect to tax, securities or other applicable laws, policies or regulations.

14.2. Term of Plan. The Plan shall continue until terminated by an action authorized under Section 14.1.

ARTICLE 15

GENERAL PROVISIONS

15.1. No Rights to Awards. No Participant or eligible participant shall have any claim to be granted any Award under the Plan, and neither the Company nor the Committee is obligated to treat Participants or eligible participants uniformly.

15.2. No Shareholder Rights. No Award gives the Participant any of the rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

15.3. Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan. With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require that any such withholding requirement be satisfied, in whole or in part, by withholding shares of Stock having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes, and may include procedures for establishing a trading plan that satisfies the requirements of Rule 10b5-1 promulgated under the 1934 Act.

15.4. No Right to Continued Service. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment or status as an officer or director at any time, nor confer upon any Participant any right to continue as an employee, officer or director of the Company or any Subsidiary.

15.5. Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

15.6. Indemnification. To the extent allowable under applicable law, each member of the Committee, and any officer or employee authorized by the Committee to undertake any action hereunder, shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which such member may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by such member in satisfaction of judgment in such action, suit, or proceeding against him provided he gives the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

15.7. Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Subsidiary unless provided otherwise in such other plan.

15.8. Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

15.9. Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

15.10. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

15.11. Fractional Shares. No fractional shares of Stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up.

15.12. Legal Compliance and Other Conditions.

(a) No Award shall be exercisable, no Stock shall be issued, no certificates for shares of Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all federal or state laws and regulations (including, without limitation, withholding tax requirements), federal and state securities laws and regulations and the rules of all securities exchanges or self-regulatory organizations on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any certificate issued to evidence shares of Stock issued pursuant to this Plan may bear such legends and statements as the Committee upon advice of counsel may deem advisable to assure compliance with federal or state laws and regulations. No Award shall be exercisable, no Stock shall be issued, no certificate for shares shall be delivered and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Committee may deem advisable from any regulatory bodies having jurisdiction over such matters.

(b) As a condition to the grant, exercise or vesting of an Award, the Company may require a Participant to represent and warrant at the time that the shares of Stock are being purchased only for investment and without any present intention to sell or distribute such shares. At the option of the Company, a stop transfer order against any shares of Stock may be placed on the official Stock books and records of the Company, and a legend indicating that the Stock may not be pledged, sold or otherwise transferred unless an opinion of counsel was provided (concurred in by counsel for the Company) and stating that such transfer is not in violation of any applicable law or regulation may be stamped on the Stock certificate in order to assure exemption from registration. The Committee may also require such other action or agreement by the Participants as may from time to time be necessary to comply with federal or state securities laws. This provision shall not obligate the Company or any Affiliate to undertake registration of Awards, Options or Stock hereunder.

15.13. Governing Law. To the extent not governed by federal law, the Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware.

15.14. Additional Provisions. Each Award Agreement may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of this Plan.

IN WITNESS WHEREOF, The Colonial BancGroup, Inc. has caused this Stock Incentive Plan to be adopted as of this the 21st day of January 2009.

THE COLONIAL BANCGROUP, INC.

By:	/s/ Robert E. Lowder
Robert E. Lowder Chairman & Chief Executive Officer